EXHIBIT 2

OPTION AGREEMENT

THIS OPTION AGREEMENT (“Agreement”) is made as of November 26, 2012 by and between, on the one hand, DARRELL BROOKSTEIN, an individual (“Brookstein”), and FRANK OAKES, an individual (“Oakes”) (individually, “Optionor” and collectively, “Optionors”), and, on the other hand, ROB JENNINGS (“Optionee”), who agree as follows:

1. FACT RECITALS. This Agreement is made with reference to the following facts:

a. Optionors are shareholders of Stellar Biotechnologies, Inc. (the “Company”). Brookstein has agreed to grant Optionee an option to acquire up to four hundred thousand (400,000) shares of Company stock (the “Brookstein Shares”) and Oakes has agreed to grant Optionee an option to acquire six hundred thousand (600,000) shares of Company stock (the “Oakes Shares” and collectively with the Brookstein Shares being the “Option Shares”).

b. The purpose for this Agreement is to vest in Optionee the right to acquire the Option Shares.

2. GRANT OF OPTION. For valuable consideration recited herein, receipt of which is hereby acknowledged, Optionors hereby grants to Optionee the option to acquire the Option Shares (the “Option”). The Option is granted on the following terms and conditions:

c. Option Price. The purchase price per Option Shares shall be Twenty-Five Cents ($0.25) per share.

d. Time of Exercise. Optionee shall have the right to exercise the Option at any time from and including the date of this Agreement until the first to occur of (1) all of the Option Shares have been purchased (on a first exercised basis) or (2) up to and including November 25, 2015.

e. Method of Exercise. Optionee shall exercise this Option, or part thereof, subject to a 500,000 share minimum, by delivering written notice of exercise to Ross J. Schwartz (“Option Holder”) along with a check for the payment of the purchase price in full. To the extent exercised, Option Holder shall debit the Option Shares on a pro rata basis based on Optionors’ relative ownership of the Option Shares.

f. Delivery of Title. So as to effect the transfer of the Option Shares from Optionors to Optionee in the event Optionee shall elect to exercise the Option, currently with the execution of this Agreement, Optionors shall deliver to Option Holder the original of the Share Certificates representing the Option Shares along with such instruments and documents as necessary to allow the Option Holder to effect a transfer of the Option Shares to the Optionee should the Option be exercised which Option Holder shall hold pursuant to the provisions of this Agreement. Should Optionee exercise the Option as provided herein, Option Holder shall be entitled to deliver the Share Certificate and the transfer documents to the Company’s stock transfer agent to allow a new Share Certificate representing the shares purchased to be issued in the purchasing Optionee’s name.

g. Special Powers of Attorney. Optionors hereby irrevocably constitute and appoint Option Holder as Optionors’ attorney-in-fact, in Optionors’ name, place and stead, with power and authority to execute, acknowledge and swear to in the execution, acknowledgment and filing of all documents that Option Holder deems necessary or advisable, in Option Holder’s sole and absolute discretion, to carry out the provisions of this Agreement and the transfer of the Option Shares as contemplated herein.

3. FURTHER ACTS. Each party further agrees to perform any further acts and sign and deliver any further documents that are reasonably necessary to carry out the provisions of this Agreement.

4. WAIVER OF CONFLICT/RELEASE AND INDEMNITY-OPTION HOLDER.

h. The parties acknowledge that Option Holder is also the attorney for Brookstein. The parties consent to Option Holder acting as such and waive any conflict of interest relative thereto. The parties agree not to name Option Holder in any legal action so long as Option Holder has reasonably complied with the provisions of this Agreement and has acted with reasonable good faith towards both parties.

i. The parties hereby release Option Holder from any liability whatsoever in carrying out the purpose of this Agreement, including that arising from his own negligence. However, the parties do not release Option Holder from any liability resulting from any gross negligence or willful misconduct.

j. The parties hereby agree, jointly and severally, to indemnify and hold Option Holder and Option Holder’s authorized employees and agents harmless from any liability, expense or other cost incurred by him as a result of his action as Option Holder under the terms and provisions of this Agreement, including, but not limited to, any attorneys fees incurred by Option Holder or his authorized agents and employees.

5. AMENDMENT. This Agreement shall be amended only by a writing signed by the parties. If such a written amendment is entered into, such written amendment shall modify only the provisions of this Agreement specifically modified and shall be deemed to incorporate by reference, unchanged, all remaining provisions of this Agreement.

6. GOVERNING LAW. This Agreement shall be governed under the laws of the State of California and jurisdiction shall lie exclusively in the State of California.

7. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties and supersedes any prior or contemporaneous written or oral agreements between the parties. There are no representations, warranties, agreements, arrangements, or understandings, oral or written, between the parties relating to the subject matter of this Agreement.

8. COUNTERPARTS. This Agreement may be signed in one (1) or more counterparts, each of which shall constitute an original but all of which together shall be one (1) and the same document.

Optionors:	Optionee:

/s/ Rob Jennings
DARRELL BROOKSTEIN	ROB JENNINGS

/s/ Frank Oakes
FRANK OAKES

AGREED AND APPROVED:

Option Holder:

ROSS J. SCHWARTZ

To be completed for Darrell Brookstein and Frank Oakes

STATE OF CALIFORNIA	)
) ss.
COUNTY OF VENTURA	)

On January 16, 2013, before me, Crista Gonzalez, a notary public in and for said county and state, personally appeared Franklin R. Oakes, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

/s/ Crista Gonzalez

STATE OF CALIFORNIA	)
) ss.
COUNTY OF ________________	)

On ________________________, before me, _________________________________, a notary public in and for said county and state, personally appeared ________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

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